UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 13, 2006

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	0-26823	73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 600, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 13, 2006 Alliance Resource Partners, L.P.’s wholly-owned subsidiary Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”) entered into an amended and restated credit facility (“Amended Credit Facility”). The Amended Credit Facility is for $100.0 million and has an expiration date of April 13, 2011. This Amended Credit Facility replaces an $85 million credit facility (“Credit Facility”) that would have expired in August 2006. The interest rate on the Amended Credit Facility fluctuates based on the LIBOR rate and the financial performance of the Intermediate Partnership. Initially, the interest rate will be the LIBOR rate plus 0.875%. The Amended Credit Facility contains events of default provisions that could cause the acceleration of the term if an event of default occurs. Examples of an event of default by the Intermediate Partnership include but are not limited to the following: failing to pay any principal or interest payments within five business days of due date, failure to perform or meet covenant requirements and a change of control. Additionally, the Intermediate Partnership may request that the aggregate amount of the Amended Credit Facility be increased up to $150 million, subject to lender approval.

The Intermediate Partnership had no borrowings outstanding under the Amended Credit Facility or Credit Facility at closing. Letters of credit can be issued under the Amended Credit Facility not to exceed $50 million; outstanding letters of credit reduce amounts available under the Amended Credit Facility. At closing, the Intermediate Partnership had letters of credit of $10.8 million outstanding under the Credit Facility that were transferred to the Amended Credit Facility. A copy of the Amended Credit Facility is attached as an exhibit hereto.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On April 13, 2006 Alliance Resource Partners, L.P.’s wholly-owned subsidiary Alliance Resource Operating Partners, L.P. (the “Intermediate Partnership”) entered into an amended and restated credit facility (“Amended Credit Facility”). The Amended Credit Facility is for $100.0 million and has an expiration date of April 13, 2011. This Amended Credit Facility replaces an $85 million credit facility (“Credit Facility”) that would have expired in August 2006. The interest rate on the Amended Credit Facility fluctuates based on the LIBOR rate and the financial performance of the Intermediate Partnership. Initially, the interest rate will be the LIBOR rate plus 0.875%. The Amended Credit Facility contains events of default provisions that could cause the acceleration of the term if an event of default occurs. Examples of an event of default by the Intermediate Partnership include but are not limited to the following: failing to pay any principal or interest payments within five business days of due date, failure to perform or meet covenant requirements and a change of control. Additionally, the Intermediate Partnership may request that the aggregate amount of the Amended Credit Facility be increased up to $150 million, subject to lender approval.

The Intermediate Partnership had no borrowings outstanding under the Amended Credit Facility or Credit Facility at closing. Letters of credit can be issued under the Amended Credit Facility not to exceed $50 million; outstanding letters of credit reduce amounts available under the Amended Credit Facility. At closing, the Intermediate Partnership had letters of credit of

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$10.8 million outstanding under the Credit Facility that were transferred to the Amended Credit Facility. A copy of the Amended Credit Facility is attached as an exhibit hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1	Amended and Restated Credit Agreement, dated as of April 13, 2006, among Alliance Resource Operating Partners, L.P. as Borrower and the Initial Lenders, Initial Issuing Banks and Swing Line Bank and JPMorgan Chase Bank, N.A. as Paying Agent and Citicorp USA, Inc. and JP Morgan Chase Bank, N.A. as Co-Administrative Agents and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as Joint Lead Arrangers and Joint Bookrunners

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC, its managing general partner

By:	/s/ Joseph W. Craft III
Joseph W. Craft III
President and Chief Executive Officer

Date: April 18, 2006

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